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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF

                       THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of
earliest event reported):                                       October 13, 1998

                          THE FRESH JUICE COMPANY, INC.
             ------------------------------------------------------
               (Exact name of registrant as specified in charter)

Delaware                        0-15320                      11-2771046
(State or other                 (Commission file             (IRS employer
jurisdiction of                 number)                      identification no.)
incorporation)

280 Wilson Avenue, Newark,  New Jersey                               07105
(Address of principal executive offices)                           (Zip Code)

Registrant's telephone number, including area code: (973) 465-7100
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                  Item 5.           Other Events.

                  The Fresh Juice Company, Inc. (the "Registrant") has entered into a Restated Agreement and Plan of Merger dated as of October 13, 1998 (the "Merger Agreement") with Saratoga Beverage Group, Inc. ("Saratoga") and a wholly-owned subsidiary of Saratoga, Rowale Corp. ("Rowale") pursuant to which Rowale will be merged with and into the Registrant (the "Merger"). Subsequent to the Merger, the Registrant will be a wholly owned subsidiary of Saratoga. Pursuant to the terms of the Merger Agreement, Saratoga will purchase the shares of the Registrant's common stock, par value $.01 per share, for a purchase price of $2.244 in cash and 0.33 shares of Saratoga Class A common stock per share of the Registrant's common stock. The Registrant and Saratoga previously announced a proposed merger in August of this year. Under the terms of that transaction, Saratoga had agreed to pay a purchase price of $3.35 per share in cash for the Registrant's common stock. The terms of the transaction announced in August were restructured to reflect Saratoga's desire to deleverage the acquisition of the Registrant given current market conditions.

         Pursuant to the terms of the Merger Agreement, Steven Bogen, Chief Executive Officer of the Registrant, will become a member of the Board of Directors of Saratoga. Mr. Bogen will resign as an officer, director and employee of the Registrant and its subsidiaries upon the consummation of the merger and will become a consultant to Saratoga following the Merger. Jeffrey Heavirland, in addition to his current responsibilities of Chief Executive Officer of the Fresh Juice of California, Inc. d/b/a Hansen's Juice Company, a subsidiary of the Registrant, will become an officer of Saratoga.

         Saratoga and the Registrant have also entered into a Restated Voting, Standstill and Proxy

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Agreement dated as of October 13, 1998 (the "Voting Agreement") whereby certain stockholders who are directors, officers and/or significant stockholders of the Registrant, and collectively own approximately 41.6% of the common stock of the Registrant, have agreed to vote in favor of the Merger, the Merger Agreement and the related transactions. The Voting Agreement expires if the Merger Agreement is terminated. Saratoga has disclosed that Saratoga or its affiliates may acquire shares of the Registrant on the open market prior to the Merger.

         In connection with the Merger, Saratoga has received a commitment letter from NationsBank, N.A. to provide Saratoga with senior debt financing (the "Financing"). The consummation of the transactions contemplated by the Merger Agreement is subject to several material conditions, including, among others, the consummation of the Financing, the approval of the Merger by the stockholders of the Registrant, and the approval of the issuance of shares of Saratoga Class A common stock in connection with the Merger by the stockholders of Saratoga. Certain directors, officers and/or substantial stockholders of Saratoga who collectively own approximately 56.8% of the voting power of the outstanding shares of Saratoga common stock have agreed under the terms of the Voting Agreement to vote their shares in favor of the issuance of Saratoga Class A common stock in the Merger.

         Although there can be no assurance that the Merger will be completed, the parties expect, subject to the satisfaction of all conditions, to consummate the Merger late in the fourth quarter of this year. Under certain conditions, if the Merger Agreement is terminated or the Merger is not consummated, either Saratoga or the Registrant, depending on the circumstances, may be entitled to a fee as liquidated damages.

         This Current Report contains forward-looking statements which are based on Saratoga's

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and the Registrant's expectations and are subject to a number of risks and uncertainties, certain of which are beyond Saratoga's and the Registrant's control. Actual results could vary materially from expected results due to a variety of factors, including, but not limited to, the general performance of the economy, specifically as it affects the retail beverage industry; factors applicable to Saratoga and its business referred to in the Securities and Exchange Commission filings of Saratoga, particularly Saratoga's Annual Reports on Form 10-KSB for the year ended December 31, 1997 and its Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1998 and June 30, 1998; and factors applicable to the Registrant, particularly the Registrant's Annual Report on Form 10-KSB for the year ended November 30, 1997 and its Quarterly Reports on Form 10-QSB for the quarters ended February 28, 1998, May 31, 1998 and August 31, 1998.

                  The Registrant's news release, issued in connection with this event on October 14, 1998, the Merger Agreement and exhibits thereto, and the Voting Agreement each appears as an Exhibit to this current report and are incorporated herein by reference. The foregoing summary is qualified in its entirety by reference to such documents.

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Item 7.           Financial Statements and Exhibits.

EXHIBIT NO.                         DESCRIPTION

2 Restated Agreement and Plan of Merger dated as of October 13, 1998 among Saratoga Beverage Group, Inc., Rowale Corp. and The Fresh Juice Company, Inc. and exhibits thereto.

10 Restated Voting, Standstill and Proxy Agreement dated as of October 13, 1998, among The Fresh Juice Company, Inc., certain stockholders of The Fresh Juice Company, Inc., Saratoga Beverage Group, Inc. and certain stockholders of Saratoga Beverage Group, Inc.

99                                  News Release dated October 14, 1998


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                                    SIGNATURE

                  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                               THE FRESH JUICE COMPANY, INC.

                               By:  /s/ STEVEN M. BOGEN
                                    ------------------------------------------
                                     Steven M. Bogen, Chief Executive Officer

Dated: October 23, 1998

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                                INDEX TO EXHIBITS

EXHIBIT NO.                         DESCRIPTION

2 Restated Agreement and Plan of Merger dated as of October 13, 1998 among Saratoga Beverage Group, Inc., Rowale Corp. and The Fresh Juice Company, Inc and exhibits thereto.

10 Restated Voting, Standstill and Proxy Agreement dated as of October 13, 1998, among The Fresh Juice Company, Inc., certain stockholders of The Fresh Juice Company, Inc., Saratoga Beverage Group, Inc. and certain stockholders of Saratoga Beverage Group, Inc.

99                                  News Release dated October 14, 1998





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